Exhibit 2.1

HYDROGENICS CORPORATION

- and -

STUART ENERGY SYSTEMS CORPORATION

- and -

HYDROGENICS TEST SYSTEMS INC.

- and -

• CANADA INC.

DIVESTITURE AGREEMENT

•, 2009

i

TABLE OF CONTENTS

(continued)

ii

DIVESTITURE AGREEMENT

THIS AGREEMENT is made as of the • day of •, 2009,

BETWEEN:

HYDROGENICS CORPORATION, a corporation incorporated under the laws of Canada

(“HCo”)

- and -

STUART ENERGY SYSTEMS CORPORATION, a corporation incorporated under the laws of Canada, and a wholly owned subsidiary of HCo

(“Stuart Energy”)

- and -

HYDROGENICS TEST SYSTEMS INC., a corporation incorporated under the laws of Canada, and a wholly owned subsidiary of HCo

(“Test Systems”, together with HCo and Stuart Energy, collectively, the “Vendors”)

- and -

• CANADA INC., a corporation incorporated under the laws of Canada

(the “Purchaser”)

RECITALS:

A.                                   The Vendors, directly and through their respective direct and indirect subsidiaries and other entities, are engaged, in whole or in part, in the hydrogen generation and fuel cell products and services business (the “Business”).

B.                                     Pursuant to the Support Agreement (the “Support Agreement”) dated June 11, 2009, among HCo, the trustees (the “Board of Trustees”) of Algonquin Power Income Fund (“APIF”) and the Purchaser, the parties have entered into this Agreement in connection with the Arrangement (as defined in the Support Agreement).

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement,

1.1.1                        “Accounts Receivable” means all trade accounts receivable and all trade debts due or accruing due to the Vendors and the full benefit of all security therefor;

1.1.2                        “Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

1.1.3                        “APIF” has the meaning attributed to such term in recital B;

1.1.4                        “APMI” means Algonquin Power Management Inc.;

1.1.5                        “Arrangement” has the meaning attributed to such term in recital B;

1.1.6                        “Assumed Liabilities” has the meaning attributed to such term in section 3.1;

1.1.7                        “Authorizations” means, with respect to any Person, any order, permit, approval, consent, waiver, licence, certificate, exemption, notification, program participation requirement, sign-off, registration with or similar authorization of any Governmental Entity having jurisdiction over the Person;

1.1.8                        “Benefits Plan” means all plans with respect to the Vendors’ employees or former employees which any of the Vendors is a party to or bound by or to which any of the Vendors have an obligation to contribute relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plans;

1.1.9                        “Board of Trustees” has the meaning attributed to such term in recital B;

1.1.10                  “Books and Records” means all information in any form relating to the Business and Divested Assets, including books of account, financial and accounting information and records, corporate records, minute books, personnel records, tax records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other documents, and other information files, correspondence and other information (whether in written, printed, electronic computer printout form, or stored on computer discs or other data and software storage and media devices);

1.1.11                  “Business” has the meaning attributed to such term in recital A;

1.1.12                  “Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

1.1.13                  “Closing” means the completion of the transfer, assignment and conveyance of the Divested Assets pursuant to this Agreement at the Time of Closing;

1.1.14                  “Closing Date” means the date of the certificate of arrangement issued pursuant to the Canada Business Corporations Act in connection with the Arrangement;

1.1.15                  “Compulsory Acquisition” has the meaning attributed to such term in the Support Agreement;

1.1.16                  “Confidentiality Agreement” means the confidentiality agreement dated February 3, 2009 between HCo and Algonquin Power Fund (Canada) Inc.;

1.1.17                  “Consideration” has the meaning attributed to such term in section 4.1;

1.1.18                  “Contract” means any agreement, contract, indenture, licence, franchise, lease, option, undertaking, engagement, commitment or other legally enforceable obligation or understanding of any nature entered into by the Vendors prior to the Time of Closing and, for greater certainty, includes the Benefit Plans; but excludes this Agreement, the Support Agreement, the Expense Reimbursement Agreement, the Guarantees, the Indemnity Agreement, the Stock Option Plan, the DSU Plan, the RSU Plan, the Offer Documents, the Depositary Agreement, Trust Indenture and any securities issued thereunder;

1.1.19                  “Depositary Agreement” means the depositary agreement entered into between HCo and CIBC Mellon Trust Company dated •, 2009, as it may be amended, supplemented or restated, from time to time;

1.1.20                  “Divested Assets” has the meaning attributed to such term in section 2.1;

1.1.21                  “DSU Plan” means the deferred share unit plan of HCo, as amended;

1.1.22                  “Elected Amounts” has the meaning attributed to such term in Schedule 4.3;

1.1.23                  “Excluded Assets” has the meaning attributed to such term in section 2.2;

1.1.24                  “Excluded Books and Records” means minute books, tax returns, tax assessments and related filings in respect of the Vendors;

1.1.25                  “Excluded Liabilities” has the meaning attributed to such term in section 3.2;

1.1.26                  “Expense Reimbursement Agreement” means the expense reimbursement agreement dated June 11, 2009 among HCo, the Purchaser and APMI;

1.1.27                  “Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, municipal, local or other government or governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign (b) any subdivision or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

1.1.28                  “GST Legislation” means Part IX of the Excise Tax Act (Canada);

1.1.29                  “Guarantees” means, collectively, the letter agreement dated June 11, 2009 among HCo, the Purchaser and APMI, and the letter agreement dated June 11, 2009 among HCo, the Purchaser, APMI and APIF;

1.1.30                  “Indemnity Agreement” means the indemnity agreement entered into between HCo and the Purchaser concurrent with the execution of this Agreement;

1.1.31                  “Intellectual Property” means:

1.1.31.1                                                         any and all domestic and foreign intellectual property or industrial property of any kind, including: (i) patents and patent applications and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae, customer lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyright registrations and applications, mask work registrations and applications; (iv) industrial designs registrations and applications, and integrated circuit topography registrations and applications; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations and applications, trade dress and logos, and the goodwill associated with any of the foregoing; and (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs;

1.1.31.2                                                         any and all domestic and foreign rights arising pursuant to: (i) any of the intellectual property or industrial property set out in 1.1.31.1 above, a grant or registrations of any such intellectual property or industrial property, and any and all rights associated with all applications for any such grant or registration, including all rights to make such applications, to control their prosecution, to amend such applications and to claim priority under international conventions; (ii) any and all licences, sub-licences, franchises, agreements or any other evidence of a right in any intellectual property or industrial property as set out in 1.1.31.1 above and in any and all right as set out in 1.1.31.2(i) above; and

1.1.31.3                                                         all waivers and benefits of waivers of any intellectual property or industrial property as set out in 1.1.31.1 above and of any right as set out in 1.1.31.2(i) above, all future income and proceeds from any intellectual property or industrial property as set out in 1.1.31.1 above and from any right as set out in 1.1.31.2(i) above, and all rights to damages and profits by reason of the infringement, violation or misappropriation of any intellectual property or industrial property as set out in 1.1.31.1 above and of any right as set out in 1.1.31.2(i) above;

1.1.32                  “Losses” means, in respect of any and all matters, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter;

1.1.33                  “Offer Documents” means the Offers, the Take-over Bid Circular and the letters of transmittal and notices of guaranteed delivery in connection therewith;

1.1.34                  “Offers” means the offers of HCo to acquire all the issued and outstanding APIF Securities (as defined in the Support Agreement) pursuant to the Support Agreement;

1.1.35                  “Person” includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.36                  “Promissory Note 1” means a promissory note of HCo in the principal amount of $10,813,084;

1.1.37                  “Promissory Note 2” means a promissory note of HCo in the principal amount set forth therein, representing the Additional Amount (as defined in the Support Agreement);

1.1.38                  “Promissory Note 3” means a promissory note of HCo in the principal amount set forth therein, representing the Post Closing Amount (as defined in the Support Agreement);

1.1.39                  “Purchaser’s Counsel” means the firm of Torys LLP of Toronto, Ontario;

1.1.40                  “RSU Plan” means the restricted share unit plan of HCo, as amended;

1.1.41                  “SEC” means the U.S. Securities and Exchange Commission;

1.1.42                  “Stock Option Plan” means the Amended Stock Option Plan 2007 of HCo, as amended;

1.1.43                  “Support Agreement” has the meaning attributed to such term in recital B;

1.1.44                  “Take-over Bid Circular” means the take-over bid circular to be sent to unitholders and debentureholders of APIF in connection with the Offers, including the SEC Form F-4 to be filed with the SEC;

1.1.45                  “Time of Closing” means the time as set forth in the Plan of Arrangement (as defined in the Support Agreement) pursuant to which the Divested Assets are transferred, assigned and conveyed to the Purchaser on the Closing Date;

1.1.46                  “Trust Indenture” means the trust indenture entered into between HCo and CIBC Mellon Trust Company dated •, 2009, as it may be amended, supplemented or restated, from time to time in connection with the Offers, and pursuant to which Series 1 debentures of HCo and Series 2 debentures of HCo shall be issued; and

1.1.47                  “Vendors’ Counsel” means the firm of Torys LLP of Toronto, Ontario.

1.2                                                                               Schedules

The following are the schedules attached to this Agreement:

Schedule 2.1.1.15	-	Intellectual Property
Schedule 4.3	-	Allocation

1.3                                                                               Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4                                                                               Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.5                                                                               Including, etc.

“Including” and similar expressions are not to be construed as words of limitation.

1.6                                                                               Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

1.7                                                                               Entire Agreement

This Agreement (including any agreement entered into pursuant to this Agreement), the Support Agreement and any agreement entered into pursuant thereto (including the Expense Reimbursement Agreement, the Guarantees, the Indemnity Agreement and the Confidentiality Agreement) constitute the entire agreement between the parties pertaining to the subject matter of this Agreement.  There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8                                                                               Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9                                                                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 2
DIVESTED ASSETS

2.1                                                                               Agreement to Purchase and Assign, Transfer and Convey Divested Assets

2.1.1                        Subject to the terms of this Agreement, the Vendors shall assign, transfer and convey, and the Purchaser shall purchase, all the Vendors’ rights, title and interest (legal and beneficial) in and to all of the assets of the Vendors of every kind and description and wheresoever situate, other than Excluded Assets (collectively, the “Divested Assets”), including:

2.1.1.1                                                               all of the interests in Hydrogenics Holding GmbH held by HCo at the Time of Closing, being all and not less than all of the interests in the undivided share capital of Hydrogenics Holding GmbH;

2.1.1.2                                                               all of the issued and outstanding common shares of Hydrogenics USA, Inc. owned by HCo at the Time of Closing, being all and not less than all of the common shares of Hydrogenics USA, Inc. that are issued and outstanding;

2.1.1.3                                                               all of the issued and outstanding common shares of Hydrogenics Japan, Inc. owned by HCo at the Time of Closing, being all and not less than all of the common shares of Hydrogenics Japan, Inc. that are issued and outstanding;

2.1.1.4                                                               all of the issued and outstanding shares of Hydrogenics Europe N.V. owned by HCo at the Time of Closing, being all and not less than all of the shares of Hydrogenics Europe N.V. that are issued and outstanding;

2.1.1.5                                                               all of the issued and outstanding common shares of Stuart Energy USA, Inc. owned by Stuart Energy at the Time of Closing, being all and not less than all of the common shares of Stuart Energy USA, Inc. that are issued and outstanding;

2.1.1.6                                                               all of the issued and outstanding shares of Stuart Energy Systems Inc. owned by Stuart Energy at the Time of Closing, being all and not less than all of the shares of Stuart Energy Systems Inc. that are issued and outstanding;

2.1.1.7                                                               all of the issued and outstanding common shares of Electrolyser Inc. owned by Stuart Energy at the Time of Closing, being 250,000 common shares, representing 33 1/3% of the common shares of Electrolyser Inc. that are issued and outstanding;

2.1.1.8                                                               all of the issued and outstanding common shares of The Electrolyser Corporation Ltd. owned by Stuart Energy at the Time of Closing, being all and not less than all of the common shares of The Electrolyser Corporation Ltd. that are issued and outstanding;

2.1.1.9                                                               all of the issued and outstanding shares of Eastern Electrolyser Limited owned by Stuart Energy at the Time of Closing;

2.1.1.10                                                         all machinery, equipment, furniture, furnishings and accessories, and supplies (including inventories and mechanized vehicles) of all kinds, and all other personal property of any nature or description, tangible or intangible, owned by the Vendors;

2.1.1.11                                                         all cash and cash equivalents, accounts receivable, notes receivable and other debts due or accruing to the Vendors and the full benefit of all security for such accounts receivable, notes receivable and other debts due or accruing due to the Vendors;

2.1.1.12                                                         all prepaid expenses of the Vendors;

2.1.1.13                                                         the full benefit of all Contracts to which any of the Vendors is a party, including all confidentiality agreements and standstill agreements entered into by Vendors;

2.1.1.14                                                         all Authorizations owned, held or used by the Vendors, to the extent that they are transferable;

2.1.1.15                                                         all right, title and interest of the Vendors in and to the Intellectual Property owned by, licensed to or used by the Vendors , including the Intellectual Property listed in Schedule 2.1.1.15;

2.1.1.16                                                         the Books and Records of the Vendors, other than the Excluded Books and Records;

2.1.1.17                                                         all claims of the Vendors, whether choate or inchoate, known or unknown, contingent or otherwise;

2.1.1.18                                                         the goodwill of the Vendors, including the exclusive right of the Purchaser to: (i) represent itself as carrying on the Business in continuation of and in succession to the Vendors; and (ii) use any words indicating that the Business is so carried on, including all of the Vendors’ right, title and interest in and to the names “Hydrogenics”, “Stuart Energy” or “Electrolyser”, or any variation thereof, together with the rights, if any, to telephone and facsimile numbers and internet domain names used in connection with the Business; and

2.1.1.19                                                         income tax refunds and other tax refunds receivable by the Vendors in respect of any period prior to the Time of Closing.

2.2                                                                               Excluded Assets

The Divested Assets shall not include the following assets:

2.2.1                        all of the issued and outstanding common shares of Stuart Energy owned by HCo at the Time of Closing, being all and not less than all of the common shares of Stuart Energy that are issued and outstanding;

2.2.2                        all of the issued and outstanding shares of Test Systems owned by HCo at the Time of Closing, being all and not less than all of the common shares of Test Systems that are issued and outstanding;

2.2.3                        any intercompany receivables or other similar amounts payable to any of the Vendors by any one of the other Vendors;

2.2.4                        the Excluded Books and Records;

2.2.5                        any rights of HCo under the Indemnity Agreement, the Offer Documents, the Depositary Agreement, the Trust Indenture, the Compulsory Acquisition, the Support Agreement, the Expense Reimbursement Agreement and the Guarantees; and

2.2.6                        any rights of the Vendors under this Agreement,

which assets are referred to in this Agreement, collectively, as “Excluded Assets”.

ARTICLE 3
ASSUMPTION AND EXCLUSION OF LIABILITIES

3.1                                                                               Assumption of Liabilities

Contemporaneously with the purchase of the Divested Assets, and as partial consideration therefor, the Purchaser shall as of and after the Time of Closing pay, assume, discharge, perform and fulfill, as the case may be, all debts, liabilities, commitments and obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever, other than Excluded Liabilities, of the Vendors prior to the Time of Closing and all obligations to be performed by the Vendors at and after the Time of Closing under the Contracts which by the terms and conditions thereof are to be observed, paid, discharged or performed at any time at or after the Time of Closing and which arise out of events occurring at and after the Time of Closing (collectively, the “Assumed Liabilities”).  At the Time of Closing, the Purchaser shall deliver an assumption agreement to the foregoing effect.

3.2                                                                               Exclusion of Liabilities

Notwithstanding anything in this Agreement, the Purchaser shall not assume or bear any responsibility with respect to the payment, assumption, discharge, performance or fulfillment of any of the following debts, liabilities, commitments or obligations (whether matured or unmatured, accrued, fixed, contingent or otherwise):

3.2.1                        any intercompany debts, liabilities, commitments or obligations payable by any of the Vendors to any one of the other Vendors;

3.2.2                        any debts, liabilities, commitments or obligations payable by HCo with respect to the Support Agreement, the Expense Reimbursement Agreement, the Stock Option Plan, the DSU Plan, the RSU Plan, the Offer Documents, the Depositary Agreement, Trust Indenture, and any securities issued thereunder;

3.2.3                        any debts, liabilities, commitments or obligations payable by the Vendors with respect to this Agreement;

3.2.4                        any debts, liabilities, commitments or obligations payable by HCo with respect to “Algonquin Costs” (as defined in the Support Agreement) arising from, or as a result of, the Support Agreement;

3.2.5                        any debts, liabilities, commitments or obligations payable by HCo with respect to the exercise of dissent rights pursuant to the Compulsory Acquisition;

3.2.6                        any debts, liabilities, commitments or obligations payable by HCo under Promissory Note 1, Promissory Note 2 and Promissory Note 3; or

3.2.7                        any debts, liabilities, commitments or obligations payable by HCo under the Indemnity Agreement,

which debts, liabilities, commitments and obligations are referred to in this Agreement as, collectively, “Excluded Liabilities”.

ARTICLE 4
CONSIDERATION AND RELATED MATTERS

4.1                                                                               Consideration

The consideration payable to the Vendors by the Purchaser for the Divested Assets (the “Consideration”) shall be paid and satisfied by the Purchaser:

4.1.1                        issuing to the Vendors an aggregate of • common shares in the capital of the Purchaser; and

4.1.2                        assuming the Assumed Liabilities.

4.2                                                                               Payments

At the Time of Closing,

4.2.1                        the Purchaser shall deliver to:

4.2.1.1                                                               HCo one or more definitive certificates representing • common shares in the capital of the Purchaser registered in such name or names as HCo may direct;

4.2.1.2                                                               Stuart Energy one or more definitive certificates representing • common shares in the capital of the Purchaser registered in such name or names as Stuart Energy may direct; and

4.2.1.3                                                               Test Systems one or more definitive certificates representing • common shares in the capital of the Purchaser registered in such name or names as Test Systems may direct.

4.3                                                                               Allocation

The Consideration shall be allocated among the Divested Assets as set forth in Schedule 4.3.  The Purchaser and the Vendors shall treat such allocation as binding for all purposes, including the filing of all tax and other returns and the preparation of all financial statements and other documents and records legally required by the respective parties.

4.4                                                                               Income Tax Election

The parties hereto covenant and agree that, for income and corporation tax purposes, the acquisition cost to the Purchaser and the proceeds of disposition to the Vendors of the Divested Assets shall be deemed to be the amounts set forth in Schedule 4.3 as the Elected Amounts and, at the written request of HCo, the parties shall jointly make, execute and file with the appropriate Governmental Entities the elections required under subsection 85(1) of the Income Tax Act (Canada) and the applicable provisions of the corresponding provincial legislation, if any, in prescribed form and within the prescribed time to give effect to the foregoing.  The Purchaser hereby irrevocably appoints HCo as its agent and attorney to sign such election form.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1                                                                               Acknowledgement

The Purchaser acknowledges that the Vendors are transferring, assigning and conveying the Divested Assets on an “as is, where is” basis as they shall exist at the Time of Closing, and that the transactions contemplated hereby are being completed without representation and warranty of any kind by the Vendors.  The Purchaser further acknowledges that it will conduct such inspections of the condition of and title to the Divested Assets as it deems appropriate and that it will satisfy itself with regard to these matters.  No representation, warranty or condition is expressed or can be implied as to title, encumbrances, description, fitness and purpose, merchantability, condition, assignability, collectability, quantity, outstanding amount, value or quality or in respect of any other matter or thing whatsoever concerning the Divested Assets or the right of the Vendor to sell same.  Without limiting the generality of the foregoing, any and all conditions, warranties or representations expressed or implied pursuant to the Sale of Goods Act (Ontario) or similar legislation in any other jurisdiction do not apply hereto and have been waived by the Purchaser.

5.1.1                        Vendors Resident of Canada.  Each Vendor is not a non-resident of Canada under the Income Tax Act (Canada).

5.2                                                                               By the Purchaser

The Purchaser represents and warrants to the Vendors as follows and acknowledges that the Vendors are relying upon the following representations and warranties in connection with their sale of the Divested Assets:

5.2.1                        Incorporation and Status of the Purchaser.  The Purchaser is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

5.2.2                        Corporate Power of the Purchaser and Due Authorization.  The Purchaser has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except to the extent that the enforceability of obligations and the availability of certain remedies hereunder are limited by general principles of equity or by bankruptcy, insolvency, fraudulent transfer or other applicable laws relating to or affecting creditors rights generally.

5.2.3                        GST Registration.  The Purchaser is a registrant pursuant to Part IX of the Excise Tax Act (Canada).

5.3                                                                               Survival of Covenants, Representations and Warranties

The representations and warranties made by the parties hereto shall remain in effect during the term of this Agreement and for greater certainty shall terminate on the earlier of the termination of this Agreement and the Time of Closing.  The covenants of the parties shall remain in effect during the term of this Agreement and indefinitely thereafter.

ARTICLE 6
EMPLOYEES OF THE VENDORS IN THE BUSINESS

6.1                                                                               Purchaser to Offer Employment

The Purchaser shall, at least two weeks prior to the Closing Date, offer to employ, effective as at the Time of Closing, and conditional on Closing, all the employees of the Vendors in the Business on terms and conditions of employment no less favourable to such employees than those in effect on the date hereof, including recognition of prior service with the Vendors for all purposes.

ARTICLE 7
CONDITIONS

7.1                                                                               Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to complete the purchase of the Divested Assets pursuant to this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Purchaser):

7.1.1                        The Offers.  The waiver by HCo or satisfaction of all the conditions set forth in Schedule “C” to the Support Agreement by the Expiry Time (as defined in the Support Agreement) and the filing of the Articles of Arrangement (as defined in the Support Agreement).

7.1.2                        No Action to Restrain.  No action or proceeding shall be pending or threatened by any Person to restrain or prohibit:

7.1.2.1                                                               the purchase and sale of the Divested Assets hereunder; or

7.1.2.2                                                               the Vendors from carrying on the Business as the Business is being carried on at the date hereof.

7.1.3                        PPSA Registrations.  The Vendors shall have delivered to the Purchaser evidence in form and substance satisfactory to the Purchaser and the Purchaser’s

Counsel that all consents to the transfer of the Divested Assets required from any secured lenders of the Vendors and all financing change statements or discharges, as the case may be, in respect of the registrations against the Vendors under the Personal Property Security Act (Ontario) and Personal Property Security Act (British Columbia) affecting the Divested Assets have been obtained to the satisfaction of the Purchaser and any such secured lenders of the Vendors.

If any of the conditions contained in this section 7.1 shall not be fulfilled or performed at or prior to the Time of Closing to the satisfaction of the Purchaser (acting reasonably), the Purchaser may, by notice to the Vendors, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement.  Any condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

7.2                                                                               Conditions for the Benefit of the Vendors

The obligation of the Vendors to complete the sale of the Divested Assets hereunder is subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Vendors):

7.2.1                        The Offers.  The waiver by HCo or satisfaction of all the conditions set forth in Schedule “C” to the Support Agreement by the Expiry Time (as defined in the Support Agreement) and the filing of the Articles of Arrangement (as defined in the Support Agreement).

7.2.2                        Accuracy of Representations of Purchaser and Compliance with Covenants.  The representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct at the Time of Closing with the same force as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the Purchaser at or prior to the Time of Closing shall have been performed; the Purchaser shall not be in breach of any agreement on its part contained in this Agreement.

7.2.3                        Assumption Agreement and Other Documents.  The Purchaser shall have delivered to the Vendors the assumption agreement referred to in section 3.1, and all other documents and instruments required pursuant to this Agreement to be delivered by the Purchaser on Closing in form and substance satisfactory to the Vendors and the Vendors’ Counsel.

7.2.4                        PPSA Registrations.  The Vendors’ and the Vendors’ Counsel shall be satisfied that all financing change statements or discharges, as the case may be, have been registered with respect to all registrations against the Vendors as described in Section 7.1.3 effecting the complete discharge of any and all security interests registered.

7.2.5                        Clearance Certificates.  All applicable clearance certificates pursuant to section 6 of the Retail Sales Tax Act (Ontario) shall have been obtained.

If any of the conditions contained in this section 7.2 shall not be fulfilled or performed at or prior to the Time of Closing to the satisfaction of the Vendors (acting reasonably), the Vendors may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement.  Any condition may be waived in whole or in part by the Vendors without prejudice to any claims it may have for breach of covenant, representation or warranty; provided that, notwithstanding anything in this section 7.2 or in the Support Agreement to the contrary, the Vendors shall be permitted to waive the condition in section 7.2.5 if, at or prior to the Time of Closing, the Vendors are in receipt of documentation satisfactory to them, each acting reasonably, that the Retail Sales Tax collectable or payable by the Vendors at the Time of Closing is not reasonably likely to exceed an aggregate amount of $60,000, it being acknowledged that the Purchaser shall be responsible for and shall pay such amount. For greater certainty, the Vendors acknowledge and agree that any waiver of section 7.2.5 pursuant to the foregoing shall not give the Vendors any right to claim that the Purchaser shall have breached any covenant, representation or warranty in connection with such condition or waiver by the Vendors thereof.

ARTICLE 8
ADDITIONAL AGREEMENTS OF THE PARTIES

8.1                                                                               Purchaser’s Covenant

Except as expressly provided in this Agreement, prior to the Time of Closing the Purchaser shall do or refrain from doing all acts and things in order to ensure that the representations and warranties in section 5.2 remain true and correct at the Time of Closing as if such representations and warranties were made at and as of such date and to satisfy or cause to be satisfied the conditions in section 7.2 which are within its control.

8.2                                                                               Accounts Receivable

The Vendors agree that the Purchaser shall have the right after the Closing to endorse all payments received by the Purchaser in respect of any of the Accounts Receivable in the name of the Purchaser and to deposit the same into the Purchaser’s bank accounts.  The Vendors shall deliver at the Closing such resolutions or other documents as the Purchaser may reasonably request in order to permit the implementation of the provisions of this section.

8.3                                                                               Cooperation

The parties shall cooperate fully in good faith with each other and their respective legal advisers, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

8.4                                                                               GST Legislation

If applicable, the parties agree to elect that no tax be payable pursuant to the GST Legislation with respect to the sale under this Agreement.  In such case, the Purchaser will file an election pursuant to the GST Legislation, made jointly by the parties, in compliance with the requirements of the GST Legislation.

8.5                                                                               Clearance Certificates

The Vendors shall use best efforts to deliver, at or prior to the Time of Closing, all applicable clearance certificates pursuant to section 6 of the Retail Sales Tax Act (Ontario).

ARTICLE 9
CLOSING

9.1                                                                               Location and Time of the Closing

The Closing shall take place at the Time of Closing on the Closing Date at the offices of Torys LLP, Suite 3000, 79 Wellington Street West, TD Centre, Toronto, Ontario.

9.2                                                                               Deliveries at the Closing

At the Time of Closing, the Vendors shall deliver to the Purchaser all deeds, documents of title, conveyances, bills of sale, transfers, assignments, indentures, instruments and consents and any other documents necessary or desirable to effect the assignment, transfer and sale of the Divested Assets to the Purchaser and such other documents as are required or contemplated to be delivered by the Vendors or the Vendors’ Counsel pursuant to this Agreement.

At the Time of Closing, the Purchaser shall pay the Consideration in accordance with this Agreement and shall deliver to the Vendors such other documents as are required or contemplated to be delivered by the Purchaser or the Purchaser’s Counsel pursuant to this Agreement.

9.3                                                                               Delivery of Books and Records

At the Time of Closing, the Vendors shall deliver to the Purchaser all Books and Records, all of which shall become the property of the Purchaser.

ARTICLE 10
GENERAL MATTERS

10.1                                                                        Risk of Loss

Up to the Time of Closing and following Closing, the Divested Assets shall be at the risk of the Purchaser.

10.2                                                                        Expenses

Except as set forth in the Expense Reimbursement Agreement, the Purchaser shall be responsible for all expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by the Vendors and the Purchaser in connection with the negotiation and settlement of this Agreement.

10.3                                                                        Transfer and Sales Taxes

The Purchaser shall be responsible for and shall pay all federal and provincial sales taxes and all other taxes or other like charges (including foreign taxes and stamp duties) payable upon or in connection with the sale, assignment or transfer of the Divested Assets by the Vendors to the Purchaser to the appropriate Governmental Entities.

10.4                                                                        Assignment

Except as provided in this section, no party may assign its rights or benefits under this Agreement.

After the Closing, the Purchaser may assign its rights, benefits and obligations under this Agreement to any Person.

10.5                                                                        Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)                                  if to any Vendor up to the Time of Closing:

c/o Hydrogenics Corporation

5985 McLaughlin Road

Mississauga, ON  L5R 1B8

Canada

Attention:	Lawrence E. Davis, Chief Financial Officer
Telecopier number:	(905) 361-3626

with a copy to:

Torys LLP

Suite 3000

79 Wellington Street West

Box 270, TD Centre

Toronto, ON  M5K 1N2

Canada

Attention:	John Emanoilidis
Telecopier number:	(416) 865-7380

if to any Vendor after the Time of Closing:

c/o Algonquin Power Inc.
2845 Bristol Circle
Oakville, Ontario Canada L6H 7H7

Attention:	David Bronicheski, Chief Financial Officer
Facsimile:	(905) 465-4540

with a copy to:

Blake, Cassels & Graydon LLP
199 Bay Street
Suite 2800, Commerce Court West
Toronto, Ontario Canada M5L 1A9

Attention:	R. Kenneth S. Pearce
Facsimile:	(416) 863-2653

(b)                                 if to the Purchaser:

• Canada Inc.

5985 McLaughlin Road

Mississauga, ON  L5R 1B8

Canada

Attention:	Lawrence E. Davis, Chief Financial Officer
Telecopier number:	(905) 361-3626

with a copy to the Purchaser’s Counsel at:

Torys LLP

Suite 3000

79 Wellington Street West

Box 270, TD Centre

Toronto, ON  M5K 1N2

Canada

Attention:	John Emanoilidis
Telecopier number:	(416) 865-7380

The failure to send or deliver a copy of a notice to the Purchaser’s Counsel or the Vendors’ Counsel, as the case may be, shall not invalidate any notice given under this section.

10.6                                                                        Time of Essence

Time is of the essence of this Agreement.

10.7                                                                        Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

10.8                                                                        Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

HYDROGENICS CORPORATION

By:
Name:
Title:

By:
Name:
Title:

STUART ENERGY SYSTEMS CORPORATION

By:
Name:
Title:

By:
Name:
Title:

HYDROGENICS TEST SYSTEMS INC.

By:
Name:
Title:

By:
Name:
Title:

• CANADA INC.

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 2.1.1.15

Intellectual Property

PATENTS

XXXX {list of patents removed}

TRADEMARKS

XXXX {list of trademarks removed}

DOMAIN NAMES

XXXX {list of domain names removed}

SCHEDULE 4.3

Allocation

[Note to draft:  To be inserted.]